Imperial Credit Industries Inc.

			     Certification for SASCOR

			      Effective date 3-27-96

I, the undersigned, hereby certify as to each Mortgage Loan being serviced by Imperial Credit Industries, Inc. the following:

	I am an officer of Imperial Credit Industries, Inc. and I am empowered and authorized to issue this Certification.

	All taxes, ground rents and assessments for the Mortgages and/or REO have been paid.

	All insurance premiums for flood or other casualty insurance have been paid and all necessary policies to ensure insurance coverage for the mortgage loans and/or REO are in force.

	All bonds, mortgages, and title policies are held by Imperial Credit Industries, Inc.


	SIGNATURE OF OFFICER:  /s/ Lito Ora

	TYPED NAME OF AUTHORIZED OFFICER:  Lito Ora

	TITLE OF SAME OFFICER:  Investor Reporting Manager

	DATE OF SIGNATURE:  3-27-96